Software Escrow Agreement

This Software Escrow Agreement ("Agreement") among Merlin Software Technologies International, Inc., a Nevada corporation (the "Parent"), and Merlin Software Technologies, Inc., a Nevada corporation (the "Subsidiary"), Escrow Associates, LLC ("Escrow Associates"), and MASUBI LLC, a Delaware limited liability company ("Licensee") is effective on this 22nd day of July 2002 (the "Effective Date"). Unless as provided herein, the Subsidiary together with Parent shall be jointly referred to as the "Licensor").

Recitals

Whereas, Licensor licenses technology to Licensee in the form of software object code (the "Software") pursuant to that certain Software License Agreement ("License Agreement") dated on even date herewith. The source code is defined as the Software in source code form, including all relevant documentation and instructions necessary to maintain, duplicate and compile the source code (the "Source Code"). The Source Code is necessary to maintain and support the technology as defined in the License Agreement. The Source Code and all other necessary components require to build, maintain and enhance the Software identified on Exhibit "B" (as the same may be modified herein) are hereafter referred to collectively as the deposit materials ("Deposit Materials").

Whereas, the purpose of this Agreement is to establish an agreement to protect Licensor's ownership and confidentiality of the Deposit Materials and to protect Licensee's legitimate use of the Deposit Materials as defined by the License Agreement. Further, this Agreement is intended to provide for certain circumstances under which the Licensee shall be entitled to receive the Deposit Materials held in escrow by Escrow Associates to continue its legitimate use and support of the Software.

Whereas, the Deposit Materials are proprietary and confidential information of Licensor and Licensor desires to protect such ownership and confidentiality.

Whereas, the parties desire that this Agreement be an agreement supplementary (together with any modification, supplement, or replacement thereof agreed to by the parties) to the License Agreement pursuant to Title 11 United States Bankruptcy Code Section 365(n).

NOW, THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1. Escrow Agent; Parent and Subsidiary.

(a) Licensor and Licensee hereby designate and appoint Escrow Associates as the escrow agent under this Agreement. Escrow Associates hereby accepts such designation and appointment and agrees to carry out the duties of escrow agent pursuant to the terms and provisions of this Agreement.

(b) Escrow Associates is not a party to, and is not bound by, any agreement that might be evidenced by, or might arise out of, any prior or contemporaneous dealings between Licensor and Licensee other than as expressly set forth herein.

(c) In performing any of its duties hereunder, Escrow Associates shall not incur any liability to any party for any damages, losses, or expenses, except for willful misconduct or gross negligence on the part of Escrow Associates, and it shall not incur any liability with respect to (i) any action taken or omitted upon advice, opinions and instructions of its legal counsel given with respect to any questions relating to the duties and responsibilities of Escrow Associates under this Agreement; or (ii) any action taken or omitted in reliance upon any written notice, request, waiver, consent, receipt or other document which Escrow Associates in good faith believes to be genuine.

(d) Licensor and Licensee shall and do hereby agree to indemnify, defend and hold Escrow Associates harmless from, against and in respect of (i) any and all demands, judgments, expenses, costs, losses, injuries or claims of any kind whatsoever whether existing on the date hereof or hereafter arising, incurred by Escrow Associates in connection with, this Agreement or any action taken or not taken by Escrow Associates in connection with this Agreement (with the exception of willful misconduct or gross negligence), and (ii) any and all counsel fees, expenses, disbursements of counsel, amounts of judgments, demands, assessments, costs, fines or penalties, and amounts paid in compromise or settlement, incurred or sustained by Escrow Associates by reason of, in connection with or as a result of any claim, demand, action, suit, investigation or proceeding (or any appeal thereof) incident to such matters.

(e) In the event of any dispute among any of the parties to this Agreement, or among them or any other person resulting in adverse claims and demands being made in connection with the Deposit Materials, Escrow Associates shall be entitled to refuse to comply with any such claims or demands as long as such disagreement may continue, and in so refusing shall make no delivery or other disposition of the Deposit Materials then held by it under this Agreement, and in so doing Escrow Associates shall be entitled to continue to refrain from acting until: (i) the rights of adverse claimants shall have been finally settled by binding arbitration or finally adjudicated in a court assuming and having jurisdiction of the Deposit Materials, or (ii) all differences shall have been adjusted by agreement and Escrow Associates has been notified in writing of such agreement signed by the parties hereto. Escrow Associates' determination of whether a dispute exists between Licensor and Licensee shall be binding and conclusive upon all parties hereto, notwithstanding any contention that no dispute exists.

(f) Escrow Associates shall have no obligation to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve any cost, expense, loss or liability, unless adequate security and indemnity (in Escrow Associates' sole discretion), as provided in paragraph 1(d) of this Agreement, shall be furnished.

(g) If Escrow Associates shall notify the other parties to this Agreement of its desire to be relieved of any further duties, obligations, liabilities and responsibilities hereunder, then Escrow Associates shall deliver the Deposit Materials, if any, then being held by Escrow Associates to the successor escrow agent designated by the other parties to this Agreement. If the other parties fail to agree upon, and designate, a successor escrow agent within ten (10) days after having been requested by Escrow Associates to do so, then Escrow Associates shall, in its discretion, designate the successor escrow agent. The successor escrow agent shall agree to be bound by all the terms and conditions of this Agreement. Immediately upon agreement by the successor escrow agent to be bound by all the terms and conditions of this Agreement, the original escrow agent shall be relieved of any and all duties, obligations, liabilities and responsibilities under or in connection with this Agreement; provided, however, that no successor escrow agent shall assume liability for the acts or omissions of its predecessor escrow agent hereunder.

(h) To the extent this Agreement requires any act, obligation, representation, warranty or covenant on the part of Licensor, any such act, obligation, representation, warranty or covenant shall be deemed to have been made jointly and severally by the Parent and the Subsidiary. Notwithstanding the foregoing, "Licensor" as used in Section 6 of this Agreement shall refer to the Parent only.

2. Deposit Materials

(a) Initial Deposit - Licensor shall submit the Deposit Materials to Escrow Associates upon execution of this Agreement and Escrow Associates agrees to accept the Deposit Materials from Licensor. Licensor shall complete and deliver with all Deposit Materials a form as shown in Exhibit "B", which shall then become part of this Agreement. Escrow Associates shall notify both parties within ten (10) days of receipt of the initial Deposit Materials. Escrow Associates has no obligation with respect to the Deposit Materials with for delivery, functionality, completeness, performance or initial quality.

(b) Deposit Material Updates - From time to time or within sixty (60) days following any material modification, upgrade or new release of the Deposit Materials, Licensor shall submit the updated Deposit Materials to Escrow Associates and Escrow Associates shall accept updated Deposit Materials from Licensor. Licensor shall complete and deliver with all updated Deposit Materials an amended Exhibit "B". Escrow Associates will notify both parties within ten (10) days of receipt of the updated Deposit Materials. Escrow Associates has no obligation to inspect the updated Deposit Materials for functionality, completeness, performance or initial quality.

(c) Electronic Deposit - If Licensor utilizes electronic means to transfer the Deposit Materials to Escrow Associates, whether through a service provided by Escrow Associates or another means, Escrow Associates shall not be liable for transmissions that fail in part or in whole, are lost or are otherwise compromised during transmission. Further, Escrow Associates shall not be liable for any subsequent services that may or may not be delivered as a result of a failed transfer. Escrow Associates shall not be liable to Licensor or Licensee for any encrypted update, or any part thereof, that is transmitted over the Internet to Escrow Associates' FTP Site but is not received in whole or in part, or for which no notification of receipt is given.

(d) Duplication of Deposit Materials - Escrow Associates may duplicate the Deposit Materials only as necessary to comply with the terms of this Agreement. Both parties will be notified of any such duplication. Further, Escrow Associates in its sole discretion may retain a third party for the purpose of duplicating the Deposit Materials only as necessary to comply with the terms herein. All duplication expenses shall be borne by the party requesting duplication.

(e) Deposit Material Verification - Either Licensor or Licensee may, at their own cost, retain Escrow Associates by separate agreement or another firm, to conduct a test of the Deposit Materials to determine the completeness of the Deposit Materials. Escrow Associates shall not be liable for any actions taken on the part of any third party with regards to the Deposit Materials.

3. Term

(a) Term of Agreement - The term of this Agreement shall be for a period of one (1) year from the Effective Date. At the end of the initial and each subsequent term, this Agreement shall automatically renew for an additional one (1) year term unless Licensee gives sixty (60) days written notice to the other parties prior to the renewal or the Agreement is otherwise terminated according to the terms herein.

(b) Termination of Agreement - This Agreement may be terminated by written mutual consent of the Licensor and Licensee provided that one of the following occurs:

i. The License Agreement has been terminated or has expired, or

ii. The Deposit Materials have been released in accordance with the terms hereof.

(c) Termination for Non-Payment - In the event that full payment of any or all fees due to Escrow Associates under this Agreement have not been received by Escrow Associates within thirty (30) days of the date payment is due, Escrow Associates will notify all parties hereto of the delinquent fees. If the delinquent fees are not received with in thirty (30) days of the delinquency notification, Escrow Associates shall have the right to terminate this Agreement immediately.

(d) Return of Deposit Materials - Upon termination of this Agreement for any reason other than in the event all Deposit Materials have been released, Escrow Associates shall return the Deposit Materials to the Licensor via commercial courier to the address of the Licensor shown in this Agreement. If after two (2) attempts to return Deposit Materials via commercial courier the Licensor does not accept the Deposit Materials, Escrow Associates shall destroy the Deposit Materials.

4. Fees

(a) Payment - Upon receipt of signed agreement or initial deposit materials, Escrow Associates will submit an initial invoice for amount shown on Exhibit "A" attached hereto. If payment is not received, Escrow Associates shall have no obligation to perform its duties under this agreement. Licensor and Licensee agree to pay to Escrow Associates all additional fees for services rendered related to this Agreement as shown on Exhibit "A". The fee for any service requested by Licensor or Licensee that is not expressly covered in Exhibit "A" shall be established by Escrow Associates upon request. All fees are due in advance of service and are non-refundable. Escrow Associates may amend Exhibit "A" at any time upon sixty (60) days written notice to Licensor and Licensee.

(b) Currency - All fees are in U.S. dollars and payment must be rendered in U.S. dollars unless otherwise agreed to in advance by Escrow Associates.

5. Licensor's Representations and Warranties

(a) The Deposit Materials as delivered to Escrow Associates are a complete and comprehensive copy of Licensor's proprietary information corresponding to that described in Exhibit "B" and are capable of being used to generate the technology addressed in Exhibit "B" of this Agreement. Licensor shall update the Deposit Materials as provided for in the License Agreement and / or as provided for herein. The Deposit Materials shall contain all information in human-readable form and on suitable media to enable a reasonably skilled programmer or analyst to understand, maintain and correct the Deposit Materials.

(b) Licensor owns the Deposit Materials and all intellectual property rights therein free and clear of any liens, security interests, or other encumbrances.

(c) The information contained in Exhibit "C" completely and accurately describes the Source Code.

6. Release of Deposit Materials

(a) Release - The Deposit Materials, including any copies thereof, will be released to the Licensee after the receipt of the written request for release only in the event that:

i. (A) Licensor notifies Escrow Associates in writing to effect such release or (B) Licensee makes written request to Escrow Associates; and

ii. (A) Licensee asserts that the Licensor has failed in a material respect under the License Agreement or (B) there is any rejection or termination of the License Agreement or this Agreement by Licensor or its successors or representatives in breach of the provisions of the License Agreement or this Agreement, including in all events any rejection or termination of the License Agreement or any proposal to do so under Title 11 of the United States Code, as now constituted or hereafter amended (the "Bankruptcy Code"), or any other federal or state bankruptcy, insolvency, receivership, or similar law or (C) There is a failure of a trustee, including Licensor as debtor in possession, in any bankruptcy case hereafter filed by or against Licensor either to assume the License Agreement and this Agreement within fifteen (15) days after the filing of the initial bankruptcy petition or to perform the License Agreement and this Agreement within the meaning of Section 365(a)(4)(i) of the Bankruptcy Code, or (D) There is termination of substantially all of Licensor's ongoing business operations relating to the subject to the License Agreement and this Agreement, or (E) There is any liquidation of Licensor, or any sale, assignment, or foreclosure of or upon assets that are necessary for the performance by Licensor of its responsibilities under the License Agreement and this Agreement; and

iii. Licensee includes a written statement that the deposit materials will be used in accordance with the terms of the License Agreement; and

iv. Licensee includes specific instructions for the delivery of the deposit materials

(b) Procedure - Upon receipt of a request for release from the Licensor, Escrow Associates will release the Deposit Materials within ten (10) business days. Upon receipt of a request for release from the Licensee, Escrow Associates will within ten (10) business days forward a copy of the request to the Licensor.

i. Objection Period - Upon receipt of the request for release, Licensor will have thirty (30) days to make any and all objections to the release known to Escrow Associates in writing. If after thirty (30) days Escrow Associates has not received any written objection from Licensor, Escrow Associates shall release the Deposit Materials to the Licensee as instructed by the Licensee.

ii Objection to Release - Should the Licensor object to the request for release by Licensee in writing, Escrow Associates shall notify the Licensee in writing with in ten (10) business days of Escrow Associates receipt of said objection and shall notify both parties that there is a dispute to be resolved pursuant to Section 7 of this Agreement.

(c) The description of the possible occurrences that would constitute a release event, and the consequences thereof, shall create no presumption that Licensor may or should be permitted to reject or terminate the License Agreement or this Agreement under applicable law. The parties agree that such a rejection or termination would be highly prejudicial to Licensee's interests, and enforcement of the Agreement will not provide a complete or adequate remedy for the harm to Licensee's interests.

7. Arbitration - Except as expressly provided for herein, any dispute among the parties under or relating to this Agreement that they cannot resolve among themselves shall be finally resolved by a single arbitrator in Fulton County, Georgia or Atlanta, Georgia, and judgment may be entered on the arbitration award in any court of competent jurisdiction, if necessary. If the parties to the dispute cannot agree among themselves as to the person who shall serve as their arbitrator, each side of the dispute shall select an arbitrator and the chosen arbitrators shall select the arbitrator who will serve as the arbitrator. All arbitrations under this Section 7 shall be governed by the Rules of Commercial Arbitration of the American Arbitration Association. Licensor and Licensee jointly agree to reimburse Escrow Associates for any and all costs incurred as a result of any Arbitration including attorney's fees. The arbitrator shall award attorneys' fees and costs to the prevailing party.

8. Confidentiality - Except as otherwise required to carry out its duties under this Agreement, Escrow Associates shall not permit any third party access to the Deposit Materials except as otherwise provided herein, unless consented to in writing by Licensor.

9. Limitation of Liability - Under no circumstance shall Escrow Associates be liable for any special, incidental, or consequential damages (including lost profits) arising out of this Agreement even if Escrow Associates has been apprised of the possibility of such damages.

10. Notices - All notices under this Agreement shall be in writing and addressed and sent to the person(s) listed in the space provided below:

Licensor

Company: Merlin Software Technologies International, Inc.

Contact: William Johnson Title: Chief Executive Officer

Address: Central Place, 4370 Dominion Street, 3rd Floor, Burnaby, British Columbia, Canada V5G 4L7

Telephone: (604) 320-7227 Email: bjjohnson542@aol.com

Fax: (604) 320-7277

Billing Contact: Trevor McConnell Title: Chief Financial Officer

Address: c/o Merlin Software Technologies International, Inc., Central Place, 4370 Dominion Street, 3rd Floor, Burnaby, British Columbia, Canada V5G 4L7

Telephone: (604) 320-7227 Email: trevor.mcconnell@MerlinTechnologies.com

Fax: (604) 320-7277

Licensee

Company: MASUBI LLC

Contact: Raahim Don Title: President

Address: c/o SDS Merchant Fund, L.P., 53 Forest Avenue, 2nd Floor, Old Greenwich, CT 06870

Telephone:(203) 967-5875 Email: steve@sdscapital.com

Fax: (203) 967-5851

Billing Contact: Steve Derby

Address: c/o SDS Merchant Fund, L.P., 53 Forest Avenue, 2nd Floor, Old Greenwich, CT 06870

Telephone: (203) 967-5875 Email: steve@sdscapital.com

Fax: (203) 967-5851

Escrow Associates

Attn: Contracts Administration

1010 Huntcliff, Suite 1350

Atlanta, GA 30350

USA

Telephone: (770) 518-2451

Fax: (770)518-2452

Email: info@escrowassociates.com

11. Licensor grants Licensee, its successors and assigns, a worldwide, irrevocable, nonexclusive right and license to use, execute, reproduce, display, perform, and distribute internally and externally and to prepare derivative or collective works based on Deposit Materials exercisable by Licensee solely following the occurrence of a release event.

12. Miscellaneous.

(a) Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which is to be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

(b) Entire Agreement. This Agreement supersedes all prior and contemporaneous letters, correspondence, discussions and agreements among the parties with respect to all matters contained herein, and it constitutes the sole and entire agreement among them with respect thereto.

(c) Limitation of Effect. This Agreement pertains strictly to the escrow provided for herein and does not modify, amend or affect any other contract or agreement of one or more of the parties. The terms and provisions of the License Agreement, as the same may be physically modified by the terms and provisions hereof, shall continue in full force and effect and be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and assigns.

(d) Modification. This Agreement shall not be altered or modified without the express written consent of all parties.

(e) Bankruptcy Code. This Agreement shall be considered an agreement supplementary (together with any modification, supplement, or replacement thereof agreed to by the parties) to the License Agreement pursuant to Title 11 United States Bankruptcy Code Section 365(n).

(f) Survival of Terms. All obligations of the parties intended to survive the termination of this Agreement, including without limitation, the provisions of paragraphs 1(c), 1(d), 4, 5 (b), 7, and 11(e) shall survive the termination of this Agreement for any reason.

(g) Governing Law. This Agreement shall be governed by the laws of the state of Georgia.

(h) Consent To Jurisdiction and Venue. The parties agree that the Superior Court of Fulton County, Georgia or the Federal District Court for the Northern District of Georgia, Atlanta Division, shall be the sole and exclusive jurisdiction and venue for all disputes between the parties that are not subject to arbitration under Section 7.

(i) Time of the Essence. Time is of the essence of this Agreement.

(j) This Agreement shall inure to the benefit of and be binding upon Licensor, its successors and assigns, and Licensee, its successors and assigns. For such purpose, the successors and assigns of Licensor shall include, without limitation, any debtor-in-possession or trustee acting as or for Licensor during bankruptcy. Escrow Associates may not assign this Agreement or delegate any obligation hereunder without the prior written consent of Licensor and Licensee.

(Signatures on following page. Remainder of the page intentionally left blank.)

IN WITNESS WHEREOF, the parties have executed this Agreement by and through their duly authorized agents as of the defective Date.

MASUBI, LLC, a Delaware limited liability company

By:_______________________________

Name:

Title:

MERLIN SOFTWARE TECHNOLOGIES INTERNATIONAL, INC., a Nevada corporation

By:

Name:

Title:

MERLIN SOFTWARE TECHNOLOGIES, INC., a Nevada corporation

By:

Name:

Title:

Escrow Associates, LLC

By:_______________________________

Name:

Title:

Exhibit A

Schedule of Fees

Initialization Fee $900

(One Time fee for all negotiation,

modification review & set up)

Annual Maintenance Options (Select One)___________________________________

Option I $1200 Initials

Annual fee which includes escrow deposit maintenance,

Account notifications, two off-line escrow deposit updates,

and 1 cubic ft. storage allowance.

Option II $1600 Initials

Annual fee which includes escrow deposit maintenance,

Account notifications, unlimited off-line escrow deposit updates,

and 2 cubic ft. storage allowance.

Option III $2500 Initials

Annual fee which includes escrow deposit maintenance,

Account notifications, unlimited off-line escrow deposit updates,

5 cubic ft. storage allowance and

Deposit Material Reporting on each deposit/ update.

Additional Items_________________________________________________________

Off-line Deposit Material Updates $250/ea.

On-line Depositing Call Escrow Associates for pricing

Technical Verification Call Escrow Associates for pricing Deposit Material Duplication Call Escrow Associates for pricing

Exhibit B

Deposit Materials

Please complete an Exhibit B document for the Deposit Materials to be stored under this account. Enclose a copy of this Exhibit B with the deposit materials and retain a copy for your records. Ship the Deposit Materials to Escrow Associates at the following address:

Attn: Vault Administrator

Escrow Associates, L.L.C.

1010 Huntcliff, Suite 1350

Atlanta, GA 30350

Ph. 770.518.2451

Company Name:____________________________________________________

Product Name & Version:_____________________________________________

Media Description

Quantity Type Description / Label

____ CD-ROM

____ DAT/DDS Tape

____ Documentation

____ Other

Deposit Prepared by: ____________________________

Date: ____________________________

Escrow Associates has inspected and accepted the above deposit materials.

Signed:___________________________

Name: ___________________________

Date: ___________________________

Exhibit C

Please provide complete and accurate responses to the below questions. Upon completion, please email the questionnaire to info@escrowassociates.com. If you have any questions or require clarification to any of the items listed below, please contact Escrow Associates at 1-800-813-3523 for assistance.

1.1 General Information

Company Name:

Product Name:

Brief Description of Product:

Technical Contact Name:

Technical Contact Number and/or Email:

2.2 Product Specific Information

1. What operating systems does the product run on?

2. What build tools (example Visual C 6.0) are required to support the product? Ensure you include service patches if applicable:

3. What machine is needed to compile the application? Ensure you provide specifications (such as RAM, disk space, etc.) for the machine as well:

4. How long, on average, does it take to compile the product? Ensure you are estimating your time based on starting from a clean machine:

5. Escrow Deposit Specific Information

6. What media type will be used to assemble the deposit (CD or tape)?

7. How many CDs or tapes comprise the deposit?

8. If the deposit is on tape, what type of tape drive is required to read the tapes?

9. Do build instructions (documentation that a developer can use to compile the product) exist for the product? If the answer is "no", you can skip question #9 $ #10:

10. Are build instructions present within the deposit in an electronic version?

11. What is the location (directory and file name) where the electronic version of the build instructions can be found within the deposit?

12. Is there any other information you feel is pertinent that we should know prior to performing testing on the escrow deposit?